Exhibit 4


                                THE CARLYLE GROUP
                          1001 Pennsylvania Ave., N.W.
                           Washington, D.C. 20004-2505
                                 (202) 347-2626
                              (202) 347-1818 (Fax)

                                February 13, 1997

Marcel van Heesewijk
c/o QCS Corporation
650 Castro Street
Mountain View, CA 94041

The Wegbrans
c/o QCS SA
455 Promenade des Anglais
06200 Nice, France

copy to:
Cooley, Godward, Castro, Huddleston & Tatum
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attn: Robert L. Jones, Esquire

Dear Sirs:

                  We are in receipt of your letter dated January 21, 1997 offering to settle your obligations to the Series A investors by delivering one-third of the escrowed common stock, in lieu of delivering, on a pro-rata basis on or before August 1, 1997, either (i) 4,368,937 shares of QCS common stock, (ii) the cash equivalent of such shares based on a per share valuation of $1.03, or (iii) a combination of shares and cash at your option.

                  After reviewing your letter and the agreements to which it refers, we have decided not to accept the above referenced offer.

                  Hence, as satisfaction for our pro-rata share of your obligations, on or before August 1, 1997, the undersigned expects to receive:

                  (i)      1,456,311 shares of QCS common stock; or

                  (ii)     $1,500,000.33; or



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                  (iii) Some pro-rata combination of (i) and (ii) above.

We expect that 1,456,311 shares of QCS common stock will remain in escrow with Cooley, Godward, Castro, Huddleston and Tatum pursuant to the June 1996 escrow agreement until such time as your obligations to us have been satisfactorily discharged.

                  Finally, from reviewing your January 21st letter, we understand that you may attempt to arrange a private sale of QCS common stock in order to raise capital to fulfill your obligations to the Series A investors. We currently have no objection to such action, subject, of course, to any and all registration and/or other contractual rights of the undersigned contained in QCS's corporate documents and any and all contractual arrangements among yourselves, QCS and/or the undersigned.

                                          Sincerely,

                                          CARYLE QCS PARTNERS, L.P.


                                          By:     /s/ David M. Rubenstein
                                              -------------------------------
                                          Name:
                                                -----------------------------
                                          Title:
                                                 ----------------------------

cc:      James R. Doty, Esq.